Exhibit 99.3

                                    NRC NEWS
                       U.S. NUCLEAR REGULATORY COMMISSION
                              2443 Warrenville Road
                                 Lisle, IL 60532
                Web Site: http://www.nrc.gov E-mail: opa3@nrc.gov




No. III-04-044                                                 August 12, 2004
CONTACT:   Jan Strasma (630) 829-9663
           Viktoria Mitlyng (630) 829-9662



           NRC TO INCREASE REGULATORY OVERSIGHT OF PERRY NUCLEAR PLANT

           The Nuclear Regulatory Commission will increase its regulatory oversight of the Perry Nuclear Power Plant as a result of problems with safety system equipment over the past two years. The plant, located at Perry, Ohio, is operated by FirstEnergy Nuclear Operating Company.

           "The Perry plant continues to operate safely," said James Caldwell, NRC Regional Administrator. "However, the equipment problems which have occurred since late 2002 and the licensee's failure to take sufficiently comprehensive corrective actions warrant increased scrutiny by the NRC."

           The increased oversight will include an extensive NRC team inspection to assess the equipment problems and the licensee's corrective actions. The schedule and scope of the inspection are still being developed. This inspection will supplement the routine inspection program performed by the two NRC resident inspectors at the plant and other NRC personnel based in the Region III office in Lisle, Ill., with the support of NRC Headquarters in Rockville, Md.

           In addition, FirstEnergy will be required to develop and implement a performance improvement program to address its performance issues. Once the NRC inspection has been performed and the licensee has submitted its performance improvement program, senior NRC managers will meet with licensee officials to discuss the plant's progress.

           The issues which have led to the heightened NRC oversight include:

o The failure of a high pressure emergency cooling pump to start during testing in October 2002. A followup inspection by the NRC in July 2003 found that, while the licensee had repaired the pump, it had not adequately evaluated other safety systems for similar problems; a subsequent inspection in December found that the issue had been adequately addressed;
o The failure in September 2003 of a pump in the system which supplies cooling water to various plant safety components and the subsequent failure of the same pump on May 21 of this year for similar causes; and
o The failure of a pump in a backup cooling system on August 14, 2003, because adjacent piping had not been vented to remove any air that might have accumulated.

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           All three issues were classified as "white" -- low to moderate safety significance -- under the NRC's system of determining safety significance. The NRC evaluations range from green for problems of minor safety significance to white, yellow, and red, which indicates a problem of high safety significance.

           The equipment problems and the licensee's corrective action deficiencies have placed the plant in Column 4 in the five-column system the NRC uses to determine its response to nuclear plant performance. This categorization is due to Perry having at least two "white" findings in the safety equipment area during five consecutive calendar quarters. A "white" finding normally remains in effect for a year, although the designation can be continued if comprehensive corrective actions are not taken by the licensee.

           During the past year, Perry has also had two other issues which the NRC categorized as "white." One involved failing to declare an Alert under its emergency plan within the required time when a small release of radioactivity occurred in the spent fuel storage area; the second involved three minor instances of radioactivity exposure to plant workers, although NRC limits were not exceeded. These two white findings did not contribute to the Column 4 designation because they were in different performance categories.

           NRC inspection findings and performance statistics for Perry are available on the NRC web site at:http://www.nrc.gov/NRR/OVERSIGHT/ASSESS/PERR1/ perr1_chart.html.

           Documents related to the Perry Nuclear Power Plant are available in the online document library on the NRC's web site at: http://www.nrc.gov/reading -rm/adams/web-based.html. Use Docket Number 05000440 in the advanced search function to locate Perry documents. Assistance in using the online document library is available from the NRC's Public Document Room staff at 800-397-4209.



Attached is the letter to the licensee



                                                              August 12, 2004



Mr. Lew W. Myers
Interim Site Vice President-Nuclear and
Chief Operating Officer
FirstEnergy Nuclear Operating Company
Perry Nuclear Power Plant
P. O. Box 97, A210 Perry, OH 44081

SUBJECT:   ASSESSMENT FOLLOW-UP LETTER
           PERRY NUCLEAR POWER PLANT

Dear Mr. Myers:

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This refers to the telephone conversation on August 12, 2004, between you and
Steven Reynolds of my staff regarding Perry Nuclear Power Plant's transition into the Multiple/Repetitive Degraded Cornerstone column of the NRC's Action Matrix in accordance with NRC Inspection Manual Chapter 0305 (IMC 0305), "Operating Reactor Assessment Program."

The NRC performed a supplemental inspection in accordance with Inspection Procedure (IP) 95002 based on our assessment of plant performance at Perry. As stated in our Annual Assessment Letter dated March 4, 2004, plant performance was within the Degraded Cornerstone column based on two White findings in the Mitigating Systems Cornerstone. An additional White finding was subsequently identified and documented in our letter dated March 12, 2004.

The first finding involved the failure of the high pressure core spray pump to start during routine surveillance testing on October 23, 2002. An apparent violation of Technical Specification 5.4 for an inadequate breaker maintenance procedure was identified in Inspection Report 05000440/2003008. This performance issue was characterized as White in our final significance determination letter dated March 4, 2003. A supplemental inspection was performed in accordance with IP 95001 for the White finding and significant deficiencies were identified with regard to your extent of condition evaluation. Inspection Procedure 95001 was re-performed and the results of that inspection were documented in Inspection Report 05000440/2003012 which determined the extent of condition reviews were adequate.

The second finding involved air binding of the residual heat removal 'A' and low pressure core spray waterleg pump on August 14, 2003. A special inspection was performed for this issue and the results were documented in Inspection Report 05000440/2003009. An apparent violation of Technical Specification 5.4 for an inadequate venting procedure was identified in Inspection Report 05000440/2003010. This performance issue was characterized as White in our final significance determination letter dated March 12, 2004.

The third finding involved the failure of emergency service water (ESW) pump 'A,' caused by an inadequate maintenance procedure for assembling the pump coupling which contributed to the failure of the pump on September 1, 2003. An apparent violation of Technical Specification 5.4 was documented in Inspection Report 050000440/2003006. This performance issue was characterized as White in our final significance determination letter dated January 28, 2004.

As documented in the IP 95002 supplemental inspection report, the NRC concluded that the corrective actions to prevent recurrence of a significant condition adverse to quality were inadequate. Specifically, the same ESW pump coupling that failed on September 1, 2003, failed again on May 21, 2004. This resulted in the ESW pump White finding remaining open.

As a result, Perry entered the Repetitive Degraded Cornerstone for Mitigating Systems because of having two White inputs for five consecutive quarters. Specifically, for the third quarter of 2004, the waterleg pump finding remains open a fourth quarter while the ESW pump finding has been carried open into a fifth quarter as a result of the IP 95002 supplemental inspection.

As a result of this transition, we will perform IP 95003, "Supplemental Inspection for Repetitive Degraded Cornerstones, Multiple Degraded Cornerstones, Multiple Yellow Inputs, or One Red Input." The IP 95003 inspection will be conducted in addition to the baseline inspections currently scheduled. The intent of the IP 95003 inspection is to allow the NRC to obtain a comprehensive understanding of the depth and breadth of safety, organizational, and performance issues at facilities where data indicates the potential for serious performance degradation. The objectives of this inspection are to: (1) provide additional information to be used in deciding whether the continued operation of the facility is acceptable and whether additional regulatory actions are


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necessary to arrest declining performance; (2) provide an independent assessment of the extent of risk significant issues to aid in the determination of whether an acceptable margin of safety exists; (3) independently evaluate the adequacy of your programs and processes used to identify, evaluate, and correct performance issues; (4) independently evaluate the adequacy of programs and processes in the affected strategic performance areas; and (5) provide insight into the overall root and contributing causes of identified performance deficiencies.

As prescribed by IP 95003 the scope of NRC inspection activities will include the assessment of performance in the Reactor Safety Strategic Performance Area, including the inspection of key attributes such as design, human performance, procedure quality, configuration control, and emergency response organization readiness. Also, the IP 95003 inspection will review the control systems for identifying, assessing, and correcting performance deficiencies to evaluate whether programs are sufficient to prevent further declines in safety that could result in unsafe operation. We understand that you plan to conduct your own assessments of these areas using a program similar to our IP 95003 inspection and that some of these assessments are underway. In developing the scope of our IP 95003 inspection, we will consider the results of your self-assessments. We also understand that you have developed the Perry Performance Improvement Plan using insights from your assessments and lessons learned from your other FirstEnergy plants. We will closely monitor your implementation of this plan.

As explained in IMC 0305, plants in the Multiple/Repetitive Degraded Cornerstone column of the Action Matrix are given consideration at each quarterly performance assessment review for (1) declaring plant performance to be unacceptable in accordance with the guidance in IMC 0305; (2) transferring to the IMC 0350, "Oversight of Operating Reactor Facilities in a Shutdown Condition with Performance Problems" process; and (3) taking additional regulatory actions, as appropriate. We will notify you via separate correspondence if any of these actions are taken by the agency.

The IP 95003 inspection schedule will be communicated by separate correspondence. Additionally, you will receive a revised inspection plan with our mid-cycle performance assessment, scheduled to be issued on August 26, 2004.

In accordance with 10 CFR 2.390 of the NRC's "Rules of Practice," a copy of this letter and its enclosure will be available electronically for public inspection in the NRC Public Document Room or from the Publicly Available Records (PARS) component of the NRC's document system (ADAMS). ADAMS is accessible from the NRC Web site at http://www.nrc.gov/reading-rm/adams.html (the Public Electronic Reading Room).

If you have any questions regarding this matter, please contact Mark Ring at 630-829-9703.



                                            Sincerely,

                                            /signed/

                                            James L. Caldwell
                                            Regional Administrator
Docket No. 50-440
License No. NPF-58





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